AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
CAVITATION TECHNOLOGIES, INC.

Cavitation Technologies, Inc., a corporation organized and existing under the Laws of the State of Nevada, (the "Corporation"), pursuant to NRS 78.403, upon approval of its Board of Directors and approval by a majority of its shareholders, does hereby adopt the following as its Articles of Incorporation, replacing in their entirety, the Corporation's present Articles of Incorporation.

The Corporation's Articles of Incorporation of the Corporation are hereby amended and restated in its entirety to read as follows

ARTICLE 1.  NAME

The name of this corporation (the “Company”), is Cavitation Technologies, Inc.

ARTICLE 2.  PURPOSE

The purpose of this Company is to engage in any lawful act or activity for which corporations may be organized under the Chapter 78 of the Nevada Revised Statutes.

ARTICLE 3.  CAPITAL STOCK

3.1           Authorized Capital

The total number of shares which this Company is authorized to issue is 110,000,000 consisting of 100,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock (“Preferred Stock”), $0.001 par value per share (“Preferred Stock”).  The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth, and the rights of all capital stock of the Company are subject to the rights of any future classes or series of capital stock of the Company which may from time to time be authorized and issued in accordance with these Articles of Incorporation and applicable law.

3.2           Preferred Stock

There shall be two series of Preferred Stock designated as follows: 5,000,000 shares designated as Series A Preferred Stock (the “Series A Preferred”), and 5,000,000 shares designated as Series B Preferred Stock.  The Series A Preferred Shares shall bear such preferences, redemption features, liquidation, voting, conversion and other rights set forth below.  The Series B Preferred Shares shall bear such preferences, dividend rights, redemption features liquidation, voting, conversion and other rights as the Board of Directors of this Company may in the future approve, and which shall be set forth in a certificate of designation which shall be filed with the Nevada Secretary of State.

3.2.1        Dividend Provisions.

(a)           When and as declared by the Company’s Board of Director to the extent permitted under the Nevada Revised Statutes, the Company will pay preferential dividends to the holders of Series A Preferred as provided herein.  Except as otherwise provided herein, dividends on each share of Series A Preferred will accrue from the date of issuance on a semiannual basis at a rate of $0.06 (6%) per annum for each share of Series A Preferred outstanding until the earlier of (i) such share of Series A Preferred has been converted pursuant to section 3.2.4, below or (ii) such share of Series A Preferred has been liquidated pursuant to section 3.2.2, below.  Dividends shall accrue and be cumulative, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  Dividends shall be paid, at the Company’s option, in cash, in additional shares of Series A Preferred having an Original Issuance Price (determined two business days prior to the dividend reference date corresponding to such dividend payment) equal to the amount of such dividend or in shares of additional Series A Preferred having a closing market price (determined on the dividend reference date corresponding to such dividend payment) equal to the amount of such dividend.  If such dividends are not declared and paid on the applicable dividend reference date, or if the Company is restricted from making any such declaration or payment by the terms of its organizational documents or any law or regulation, then any amounts of such dividends that are accrued and payable but unpaid shall be accumulated and added to the Original Issue Price of the Series A Preferred.

(b) If the Board of Directors declares and the Company pays dividends (whether payable in cash, property or securities) on the Common Stock, the holders of  Series A Preferred shall be entitled to share ratably with the holders of the Common Stock and with any other holders of capital stock of the Company entitled to share in the same, on a pari passu basis, in any such dividends (with the dividend to the holders of the Series A Preferred Stock being an amount that would have been payable had each such share been converted to Common Stock immediately prior to the record date for determining shareholders eligible for the dividend (such assumed conversion being referred to herein as being “on an as-converted basis”)).  At the option of the Company, in lieu of declaring and paying such dividends on the Series A Preferred Stock the amount of such dividends shall be accumulated and added to the Original Issue price of the Series A Preferred.

2.     Dividend Reference Dates. The accrued dividends will be payable on September 30 and March 31 of each year commencing on September 30, 2009 (the “Dividend Reference Dates”) to the holders of record of the Series A Preferred Stock at the close of business on the 15th day of the month immediately preceding the next Dividend Reference Date.

3.     Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Company elects to pay dividends payable to the holders of Series A Preferred, and pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment will be distributed ratably among the holders of the Series A Preferred based upon the aggregate accrued but unpaid dividends on the shares of Series A Preferred held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall be added to the Original Issue Price.

3.2.2       Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of this Company, either voluntary or involuntary, the holders of shares of Series A Preferred shall be entitled to receive, prior to and in preference to any distribution of any of the assets of this Company to the holders of the Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of the price paid for each share at the time of its issuance by the Company (the “Original Issue Price”) plus any accrued by unpaid dividends pursuant to Section 3.2.1.  The Original Issue Price for each outstanding share of Series A Preferred is $0.80 per share.

(b)             If upon the occurrence of such event, the assets and the funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets of this Company legally available for distribution shall be distributed to all holders of the Series A Preferred in proportion to the number of shares of Series A Preferred held by such holders.

(c)             Upon the completion of a distribution required by paragraph (a) of this Section 3.2.2, the holders of Common Stock of this Company shall be entitled to receive on a pro rata basis all remaining assets of the Company based on the number of shares of Common Stock held by each.

(d)             For purposes of this Section 3.2.2, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by a consolidation or merger of this Company with or into any other corporation or corporations (other than a merger solely to change the domicile of the corporation), or the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), or the sale of all or substantially all of the assets of this Company, unless the stockholders of the Company hold at least 50% of the voting power of the surviving corporation in such a transaction.

(e)           If any of the assets of this Company are to be distributed under this Section 3.2.2, or for any other purpose, in a form other than cash, then the Board of Directors of this Company shall be empowered to, and shall promptly determine the value of the assets to be distributed to the holders of shares of Preferred Stock or Common Stock.  This Company shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Preferred Stock or Common Stock.

3.2.3       Redemption.  The Series A Preferred shall not be redeemable.

3.2.4       Conversion.  The holders of the Series A Preferred shall have the following conversion rights (the “Conversion Rights”):

(a)           Right to Convert; Automatic Conversion.

(i)           Subject to subparagraph (b) of this Section 3.2.4, each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Company or any transfer agent for the Series A Preferred into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the shares’ Original Issue Price  (plus all accrued dividends not previously paid or added to the Original Issue Price to the date of such conversion) by  the then effective Conversion Price for such shares (as defined below), as last adjusted on the date that the certificate is surrendered for conversion.  The conversion price (“Conversion Price”) per share at which shares of Common Stock shall be issuable upon conversion of shares of the Series A Preferred after the date hereof shall be $0.80;  provided, however, that such Conversion Price shall be subject to adjustment as set forth in subparagraph (c) of this Section 3.2.4

(ii)           Upon the third anniversary of the original issuance date (“Automatic Conversion Date”), each share of Series A Preferred shall automatically, and without any action on the part of the holder of such Share, convert into a number of shares of Common Stock computed by dividing such Share’s Original Issue Price (plus all accrued dividends not previously paid or added to the Original Issue Price to the date of such conversion) by the Conversion Price then in effect.

           (b)           Effective Time of Conversion.  Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the Automatic Conversion Date in the case of an Automatic Conversion or, in all other cases, on the date that the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Company. At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series A Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.  Notwithstanding any other provision hereof, if a conversion of Series A Preferred is to be made in connection with a Liquidation or other transaction affecting the Company, the conversion of any shares of Series A Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(c) Certificates.  As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (i) below), the Company shall deliver to the converting holder:

(i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(ii) a certificate representing any Shares of Series A Preferred which were represented by the certificate or certificates delivered to the Common in connection with such conversion but which were not converted.

The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock.

(d) Fractional Shares.  If any fractional share of Common Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series A Preferred, the Company, in lieu of delivering the fractional share therefor, shall pay an amount in cash to the holder thereof equal to the market price of such fractional share as of the date of conversion or, if the Company is restricted from making such payment by the terms of its organizational documents, or any law or regulation, as reasonably determined by the Board of Directors of the Company, the Company may round such fractional share up or down, as the case may be, to the nearest whole share.

(e) Issuance of Conversion Stock.  Upon conversion of each share of Series A Preferred, the Company shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, other than those imposed by the holder of such share and restrictions arising under applicable securities laws.  The Company shall not close its books against the transfer of Series A Preferred or of Common Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred. The Company shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Company).  All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or the trading market upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

 (f)           Reservation of Shares of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred. The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

3.2.5         Adjustments to Conversion Price.

 (a)           Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(b)           Adjustments for Other Distributions.  In the event this Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of this Company other than shares of Common Stock and other than as otherwise adjusted in this Section 3.2.5, then, and in each such event, provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of this Company which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3.2.5 with respect to the rights of the holders of the Series A Preferred.

(c)           Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

            (d)              No Impairment.  This Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.2.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

(e)           No Fractional Shares and Certificate as to Adjustments.

(i)           No fractional shares shall be issuable upon conversion of any share or shares of Series A Preferred; and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.  If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (f), be deliverable upon conversion of either the Series A Preferred then being converted by a shareholder, this Company shall pay to the holders of such converted stock an amount in cash equal to the current market value of such fractional interest, as determined by the Board of Directors.

(ii)           Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3.2.5, this Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate of an officer of this Company setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This Company shall, upon the written request at any time of any holder of either Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred.

(iii)                       Notices of Record Date.  In the event of any taking by this Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Company shall mail to each holder of Series A Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(iv)           Reservation of Stock Issuable Upon Conversion.  This Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of both the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of both the Series A Preferred, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(v)           Notices.  Any notice required by the provisions of this Section 3.2.5 to be given to the holders of shares of Series A Preferred shall be deemed given three (3) days after deposit in the United States first class, certified or registered mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

3.2.4          Rights.  Except as otherwise required by law or by Section 3.2.5 hereof, the holder of each share of Common Stock issued and outstanding shall have one (1) vote and the holders of each share of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of this Company having general voting power and not separately as a class.  Holders of shares of Common Stock and of shares of either Series A Preferred shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of this Company.  All holders of Series A Preferred shall be entitled to vote on all matters upon which the holders of Common Stock are entitled to vote.  Fractional votes by the holders of Series A Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) be rounded to the nearest whole number.

3.2.5                      Status of Converted Stock.  In case any shares of Series A Preferred shall be converted pursuant to Section 3.2.5 hereof, the shares so converted shall be canceled and shall not be reissuable.

ARTICLE 4.  PROTECTIVE PROVISIONS

The Company shall not, without the vote or written consent of not less than a majority of the outstanding shares of Series A Preferred Stock voting as a separate class:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock  in any manner adversely affecting the rights of the Series A Preferred Stock;

(b) create or issue any new Preferred Stock or any other class or series of equity securities of the Company having a preference senior to the Series A Preferred Stock with respect to redemption or voting rights;

(c) except as otherwise permitted herein, pay or declare any dividend on or other distribution with respect to any junior securities (except dividends payable solely in the securities in respect of which such dividends are paid or in shares of Common Stock); or

(d) except as expressly set forth herein, apply any of the Company’s assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any junior securities (other than Common Stock from employees, officers or directors of the Company or its subsidiaries upon termination of employment pursuant to the terms of agreements approved by the Company’s board of directors.

ARTICLE 5.  SHAREHOLDER ACTION WITHOUT MEETING

Any action that may be taken at a meeting of the shareholders may be taken without a meeting, prior notice or a vote if the action is taken by written consent delivered to the Company of all shareholders entitled to vote on the action, and the power of shareholders to take any action by written consent of less than all shareholders entitled to vote of such action is specifically denied.  Any consent delivered to the Company pursuant to this Article shall be inserted in the minute book as if it were the minutes of a meeting of the shareholders.

ARTICLE 5.  LIMITATION ON DIRECTOR LIABILITY

To the fullest extent permitted by Nevada law and subject to the bylaws of this Company, a director of this Company shall not be liable to the Company or its shareholders for monetary damages for his or her conduct as a director.  Any amendment to or repeal of this Article shall not adversely affect any right of a director of this Company hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

ARTICLE 6.  INDEMNIFICATION OF DIRECTORS

To the fullest extent permitted by its bylaws and Nevada law, this Company is authorized to indemnify any of its directors.  The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of bylaws, approval of agreements, or by any other manner approved by the Board of Directors.  Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

In witness whereof, we have subscribed our names this 13th day of March, 2009:

CAVITATION TECHNOLOGIES, INC.

______________________
Roman Gordon, CEO and Secretary